(EXHIBIT 5)

June 30, 2010

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

Ladies and Gentlemen:

I have acted as counsel to The McGraw-Hill Companies, Inc. (the “Corporation”) in connection with the Amended and Restated 2002 Stock Incentive Plan (the “Plan”), as more fully described in the Registration Statement on Form S-8 being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended.

In my opinion the shares of Common Stock, par value $1.00, of the Corporation covered by the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the above-described Registration Statement. In giving such opinion, I do not admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Kenneth M. Vittor

Kenneth M. Vittor